                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15


   Certification and Notice of Termination of Registration under Section 12(g)
            of the Securities Exchange Act of 1934 or Suspension of
                 Duty to File Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                      Commission File Number: 333-44099-02

                 NovaStar Mortgage Funding Trust, Series 1998-2
           (Issuer in respect of the NovaStar Home Equity Loan Asset-
                          Backed Bonds, Series 1998-2)
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              (Exact name of registrant as specified in its charter

              c/o First Union National Bank, 230 South Tryon Street
                    Charlotte, NC 28288-1179, (704) 383-9568
                    -----------------------------------------
                        (Address, including zip code and
                        telephone number, including area
                              code, of registrant's
                          principal executive offices)

           NovaStar Home Equity Loan Asset-Backed Bonds, Series 1998-2
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                 -----------------------------------------------
                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to Terminate or suspend the duty to file reports

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  Rule 12g-4(a)(1)(i)               Rule 12h-3(b)(1)(ii)
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  Rule 12g-4(a)(1)(ii)              Rule 12h-3(b)(2)(i)
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  Rule 12g-4(a)(2)(i)               Rule 12h-3(b)(2)(ii)
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  Rule 12g-4(a)(2)(ii)              Rule 12h-3(b)(2)(ii)
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  Rule 12h-3(b)(1)(i)    |X|        Rule 15d-6                    |X|
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               Approximate number of holders of record as of the
                         certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934 NovaStar Mortgage Funding Trust, Series 1998-2 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:    January 29, 1999                BY:  First Union National Bank,
                                              as Indenture Trustee and on behalf
                                              of NovaStar Mortgage Funding
                                              Trust, Series 1998-2

                                         BY:  /s/ Robert Ashbaugh